Exhibit 3.2

ARTICLES OF AMENDMENT

OF

NORTHSTAR NEUROSCIENCE, INC.

Pursuant to RCW 23B.10.060 of the Washington Business Corporation Act, the undersigned corporation hereby submits the following amendment to the corporation’s Amended and Restated Articles of Incorporation:

1. The name of the corporation is Northstar Neuroscience, Inc.

2. Section 4.1 of Article 4 of the Amended and Restated Articles of Incorporation is amended and restated in its entirety to read as follows:

“4.1 Authorized Capital. The corporation shall have authority to issue Fifty-seven Million Six Hundred Fifty-eight Thousand Four Hundred Nine (57,658,409) shares of stock in the aggregate. Such shares shall be divided into two classes as follows:

(a) Thirty-five Million (35,000,000) shares of Common Stock.

(b) Twenty-two Million Six Hundred Fifty-eight Thousand Four Hundred Nine (22,658,409) shares of Preferred Stock.”

3. The first paragraph of Section 4.4 of Article 4 of the Amended and Restated Articles of Incorporation is amended and restated in its entirety to read as follows:

“4.4 Series A Preferred Stock; Series B Preferred Stock; Series C Preferred Stock; Series D Preferred Stock; Series E Preferred Stock. Three Million Fifty Thousand (3,050,000) shares of Preferred Stock shall be designated and known as Series A Preferred Stock (the “Series A Preferred”), Three Million Eighty-five Thousand Seven Hundred Fourteen (3,085,714) shares of Preferred Stock shall be designated and known as Series B Preferred Stock (the “Series B Preferred”), Two Million Three Hundred Thousand (2,300,000) shares of Preferred Stock shall be designated and known as Series C Preferred Stock (the “Series C Preferred”), Nine Million One Hundred Ninety-one Thousand Two Hundred Forty-eight (9,191,248) shares of Preferred Stock shall be designated and known as Series D Preferred Stock (the “Series D Preferred”), and Five Million Thirty-one Thousand Four Hundred Forty-seven (5,031,447) shares of Preferred Stock shall be designated and known as Series E Preferred Stock (the “Series E Preferred”). The relative rights, preferences, privileges and restrictions granted to or imposed upon the Series A Preferred, the Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred and the holders thereof are as follows:”

4. The date of adoption of such amendment was December 28, 2005.

5. These Articles of Amendment were duly approved and adopted by the Board of Directors and by the shareholders of the corporation in accordance with the provisions of RCW 23B.10.030 and 23B.10.040 of the Washington Business Corporation Act.

6. The amendment will be effective upon filing.

Dated as of December 28, 2005.

NORTHSTAR NEUROSCIENCE, INC.

/s/ Alan J. Levy
Alan J. Levy, President